FIRST TRUST/FOUR CORNERS SENIOR FLOATING RATE INCOME FUND

                             120 EAST LIBERTY DRIVE
                            WHEATON, ILLINOIS 60187

                         NOTICE OF TERMINATION OF FUND

July  22,  2010

     To the Shareholders of First Trust/Four Corners Senior Floating Rate Income
Fund:

     Notice is hereby given that the Board of Trustees (the "Board") of First Trust/Four Corners Senior Floating Rate Income Fund (the "Fund"), a Massachusetts business trust, approved and adopted a Plan of Termination, Liquidation and Dissolution (the "Plan") which will result in the termination of the Fund in accordance with the laws of the Commonwealth of Massachusetts and the Declaration of Trust of the Fund dated August 8, 2003 (the "Declaration"). As a result of adopting the Plan, the Fund will begin to wind up its affairs and will no longer seek to attain its previously stated investment objectives.

     Once the assets of the Fund have been liquidated, the Fund will establish and will provide notice of a "Record Date," i.e. the date on which shares of the Fund shall cease trading on the NYSE Amex, the transfer books of the Fund will close and all certificates representing the Fund's shares will be deemed canceled. Holders of record of shares of the Fund at the close of business on the Record Date shall be entitled to a distribution of their allocable portion of the Trust Property (as defined in the Declaration) of the Fund in accordance with the Plan. The Fund expects to make a first and final liquidating distribution in approximately 90 days to holders of record on the Record Date.


                                    By order of the Board of Trustees,

                                      /s/ W. Scott Jardine

                                   W. Scott Jardine
                                   Secretary